News Release

Media:	Investors:

Laurie Zenner	Diane Wold
GMAC-RFC	ResCap
952-857-7531	1-888-440-8851 or 952-857-7406
laurie.zenner@gmacrfc.com	diane.wold@rescapholdings.com
Residential Capital Corporation Refines Executive Leadership
Paradis named CEO of Leading Real Estate Finance Company
MINNEAPOLIS (October 19, 2005) — Residential Capital Corporation (ResCap), one of the nation’s largest real estate finance companies, is refining its executive leadership team. Effective immediately, Bruce Paradis has been named chief executive officer (CEO). Paradis, who has more than 30 years of experience in the real estate finance industry, has served as GMAC-RFC’s CEO since 1994. ResCap is the recently formed parent company of GMAC Mortgage and Residential Funding Corporation (GMAC-RFC).
According to Eric Feldstein, chairman of the ResCap board of directors, and chairman of General Motors Acceptance Corporation (GMAC), the executive changes are the next logical step in the launch of ResCap. ResCap’s combined operations reported net income of $968 million in 2004.
“After successfully accomplishing several key milestones in launching ResCap, including raising $4 billion in a recent private bond offering,” says Feldstein, “ResCap needs to focus on attacking market opportunities. Bruce will be charged with leading all of ResCap’s businesses and its 14,000 employees. One of his key roles will be to drive ResCap’s growth in real estate markets worldwide and to secure the capital resources to fuel that growth.”
David Applegate, who previously shared CEO duties with Paradis, has been named chief operating officer of ResCap and president of the company’s U.S. Residential Finance Group. In this role, Applegate will have direct responsibility for the company’s U.S. residential real estate finance segments — the Residential Capital Group and GMAC Residential.
“Dave will leverage the strengths of the company’s U.S. real estate finance business,” says Feldstein. “By integrating the skills, talents and resources of two premier organizations, ResCap will be better able to capitalize on market opportunities and provide ResCap’s consumer and business clients with superior products and service.”
Greg Schultz, president of the company’s Business Capital Group, and Christopher Nordeen, president of the International Business Group, will continue to report to Paradis.
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ResCap Refines Executive Leadership
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“We have one of the most experienced and disciplined executive teams in the real estate finance industry,” adds Feldstein. “This puts the right people in the right places to achieve our growth objectives.”
About Residential Capital Corporation
Residential Capital Corporation (ResCap) is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe and Latin America. Our diversified businesses — GMAC-RFC, GMAC Mortgage, Ditech.com, GMAC Bank, and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization on the secondary market. We also provide capital to other originators of mortgage loans, residential real estate developers, resort and timeshare developers and healthcare companies. ResCap is an indirect wholly owned subsidiary of General Motors Acceptance Corporation (GMAC). For more information about ResCap, visit https://www.rescapholdings.com.
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